Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR FIRST QUARTER OF 2025 AND NEW $75 MILLION SENIOR CREDIT FACILITY

DALTON, GEORGIA (May 9, 2025) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the quarter ended March 29, 2025.

•The Company had favorable year over year gross margins despite lower year over year net sales volume
•The Company had an operating income of $11 thousand in the first quarter of 2025 compared to an operating loss of $857 thousand in the same period of 2024
•During the first quarter of 2025 the Company closed on a new $75 million credit facility

For the first quarter of 2025, the Company had net sales of $62,990,000 as compared to $65,254,000 in the same quarter of 2024. The Company had an operating income of $11,000 in the first quarter of 2025 compared to an operating loss of $857,000 in the first quarter of 2024. The net loss from continuing operations in the first quarter of 2025 was $1,582,000 or $0.11 per diluted share. In 2024, the net loss from continuing operations for the first quarter was $2,410,000 or $0.16 per diluted share.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, "The industry continues to experience weak market conditions driven by low existing home sales and lower consumer confidence. Our first quarter net sales were down 3.5% from the same period a year ago. Sales of our soft floorcovering products again outperformed our hard surface products and we continued to gain market share in the soft surface category. Just as in the previous quarter, premium products performed better than the market in all categories.

Despite the lower sales volume, our gross margins in the first quarter were favorable to prior year at $16,902,000 or 26.8% of net sales compared to $15,809,000 or 24.2% of net sales in the prior year. We also had favorable year over year operating income in the first quarter at $11,000 compared to an operating loss of $857,000 in the prior year. The improvements are primarily the result of our continued focus on cost reductions and operating efficiencies throughout the Company.

Low consumer confidence was further impacted by the uncertainty around the announcement of tariffs during the quarter. We had previously minimized the amount of our products being imported from China and we have worked with all of the suppliers of our imported products to reduce the impact of tariffs on the cost of our products. The situation is very volatile at this time, and it is difficult to predict what the impact of increased tariffs will be on imported products. At this time, several industry players have already announced price increases. Certainly, the impact will be greater on some hard surface categories.

We were pleased by the success of the first quarter trade shows, including Surfaces where we showcased 25 new styles of carpet across our nylon, polyester and decorative collections. Our focus continues to be on creating differentiated styles for the residential market, with an emphasis on color, pattern, and textural visuals. This includes our Step Into Color campaign where we offer the best and broadest color lines in the industry including custom color offerings in our white dyeable nylon carpet collections produced through our nylon extrusion operation that began successful production last year.

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The Dixie Group Reports First Quarter 2025 Results

May 9, 2025

We also showcased eight hard surface collections with new visuals and innovations and ten new colors in our Fabrica wood program which were all very well received and will continue to fuel growth in this program. In our TRUCOR brand, we are focused on simplification of our product line and consumer friendly messaging. We featured new visuals and constructions in several of our SPC, WPC, and laminate programs. Notably, our PRIME X collection, with a half inch thick WPC construction and 7x72 inch plank in ten colors. Also our Boardwalk collection, with rolled edge and beautiful visuals in a high end SPC platform, will get 10 new colors in 2025. And we are expanding our market leading visuals in the SPC tile/stone segment with 6 new “built in grout” options. Our hard surface introductions began rolling out late in the 1st quarter and will continue through mid year.

During the quarter we were pleased to announce closure on a new, three year, $75 million revolving senior credit facility with MidCap Financial. The new credit facility replaces our former senior credit facility with Fifth Third Bank and provides the Company with secured future financing." The Frierson concluded.

The year over year gross margin improved by 2.6% of gross sales as the result of cost reductions and operating efficiencies. Selling and administrative expenses were slightly above the prior year at $16.9 million compared to $16.4 million, partially due to higher employee benefit costs and professional fees.

On our balance sheet, receivables increased $4.6 million from the balance at fiscal year end 2024 due to higher sales in the last month of the first quarter 2025 as compared to the seasonally lower sales volume in the last month of the fiscal year 2024. Net inventory value at the end of the first quarter of 2025 was $66.7 million, slightly below the fiscal year end 2024 balance of $66.9 million. Combined accounts payable and accrued expenses were $11.0 million higher at the end of the first quarter of 2025 as compared to the December 2024 balance. This increase was primarily driven by higher payables and accruals for raw materials to replenish inventory and meet higher production needs in preparation for an expected increase in demand in the second quarter. In the first quarter of 2025, capital expenditures were $74 thousand. Capital expenditures for the full fiscal year 2025 are planned at $2.5 million. Interest expense was $1.5 million in the first quarter of 2025 compared to $1.5 million in the first quarter of 2024. Our debt increased by $2.3 million in the first quarter of 2025 driven by operating needs.

On February 25, 2025, the Company entered into a new $75 million senior revolving credit facility. The credit agreement is for a three year term and proceeds from the credit facility were used to retire the Company's previous revolving credit facility with Fifth Third Bank. At the end of the first quarter of 2025, our unused borrowing availability under our line of credit with our new senior lending facility was $12.0 million which was subject to a $6.0 million minimum excess availability requirement.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports First Quarter 2025 Results

May 9, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended
	March 29, 2025	March 30, 2024

NET SALES	$62,990	$65,254
Cost of sales	46,088	49,445
GROSS PROFIT	16,902	15,809
Selling and administrative expenses	16,874	16,372
Other operating (income) expense, net	(98)	52
Facility consolidation and severance expenses, net	115	242
OPERATING INCOME (LOSS)	11	(857)
Interest expense	1,493	1,532
Other expense, net	88	5
LOSS OF CONTINUING OPERATIONS BEFORE TAXES	(1,570)	(2,394)
Income tax provision	12	16
LOSS FROM CONTINUING OPERATIONS	(1,582)	(2,410)
Loss from discontinued operations, net of tax	(115)	(84)
NET LOSS	$(1,697)	$(2,494)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.11)	$(0.16)
Discontinued operations	(0.01)	(0.01)
Net loss	$(0.12)	$(0.17)

BASIC SHARES OUTSTANDING	14,366	14,850

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.11)	$(0.16)
Discontinued operations	(0.01)	(0.01)
Net loss	$(0.12)	$(0.17)

DILUTED SHARES OUTSTANDING	14,366	14,850

DIVIDENDS PER SHARE:
Common Stock	$—	$—
Class B Common Stock	$—	$—

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The Dixie Group Reports First Quarter 2025 Results

May 9, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 29, 2025	December 28, 2024
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$4,795	$19
Receivables, net of allowances for expected credit losses of $503 and $454	27,940	23,325
Inventories, net	66,741	66,852
Prepaid and other current assets	6,160	5,643
TOTAL CURRENT ASSETS	105,636	95,839

PROPERTY, PLANT AND EQUIPMENT, NET	32,527	33,747
OPERATING LEASES RIGHT-OF-USE ASSETS	24,501	25,368
RESTRICTED CASH	4,309	—
OTHER ASSETS	17,426	19,854
LONG TERM ASSETS OF DISCONTINUED OPERATIONS	1,047	1,064
TOTAL ASSETS	$185,446	$175,872

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$26,036	$14,884
Accrued expenses	14,945	15,057
Current portion of long-term debt	57,912	53,818
Current portion of operating lease liabilities	3,746	3,804
Current liabilities of discontinued operations	1,121	1,156
TOTAL CURRENT LIABILITIES	103,760	88,719

LONG-TERM DEBT, NET	26,742	28,530
OPERATING LEASE LIABILITIES	21,476	22,295
OTHER LONG-TERM LIABILITIES	15,467	16,712
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	3,384	3,398
STOCKHOLDERS' EQUITY	14,617	16,218
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$185,446	$175,872

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